Abercrombie & Fitch Co.
Financial Information
(Unaudited)
(in thousands, except per share data, store data, and comparable sales data)

				Fiscal 2021					Fiscal 2022
	2018	2019	2020	Q1	Q2	Q3	Q4	2021	Q1	Q2	Q3	2022

Net sales	$3,590,109	$3,623,073	$3,125,384	$781,405	$864,850	$905,160	$1,161,353	$3,712,768	$812,762	$805,091	$880,084	$2,497,937

Cost of sales, exclusive of depreciation and amortization	1,430,193	1,472,155	1,234,179	286,271	301,365	328,916	484,221	1,400,773	363,216	339,200	359,268	1,061,684

Gross profit	2,159,916	2,150,918	1,891,205	495,134	563,485	576,244	677,132	2,311,995	449,546	465,891	520,816	1,436,253

Stores and distribution expense	1,542,022	1,598,500	1,379,948	315,508	325,847	351,815	435,153	1,428,323	337,543	340,791	367,333	1,045,667

Marketing, general and administrative expense	484,863	464,615	463,843	120,947	123,913	146,269	145,686	536,815	122,149	124,168	133,201	379,518

Asset impairment	11,580	19,135	72,937	2,664	786	6,749	1,901	12,100	3,422	2,170	3,744	9,336

Other operating (income) loss, net	(5,915)	(1,400)	(5,054)	(1,418)	(1,848)	(1,320)	(3,741)	(8,327)	(3,842)	953	(1,005)	(3,894)

Operating income (loss)	127,366	70,068	(20,469)	57,433	114,787	72,731	98,133	343,084	(9,726)	(2,191)	17,543	5,626

Interest expense, net	10,999	7,737	28,274	8,606	11,275	7,270	6,959	34,110	7,307	6,917	7,295	21,519

Income (loss) before income taxes	116,367	62,331	(48,743)	48,827	103,512	65,461	91,174	308,974	(17,033)	(9,108)	10,248	(15,893)

Income tax expense (benefit)	37,559	17,371	60,211	6,121	(6,944)	16,383	23,348	38,908	(2,187)	5,634	10,966	14,413

Net income (loss)	78,808	44,960	(108,654)	42,706	110,456	49,078	67,826	270,066	(14,846)	(14,742)	(718)	(30,306)

Less: Net income attributable to noncontrolling interests	4,267	5,602	5,067	938	1,956	1,845	2,317	7,056	1,623	2,092	1,496	5,211

Net income (loss) attributable to Abercrombie & Fitch Co.	$74,541	$39,358	$(114,021)	$41,768	$108,500	$47,233	$65,509	$263,010	$(16,469)	$(16,834)	$(2,214)	$(35,517)

				Fiscal 2021					Fiscal 2022
	2018	2019	2020	Q1	Q2	Q3	Q4	2021	Q1	Q2	Q3	2022
Net income (loss) per share attributable to Abercrombie & Fitch Co.:
Basic	$1.11	$0.61	$(1.82)	$0.67	$1.77	$0.80	$1.18	$4.41	$(0.32)	$(0.33)	$(0.04)	$(0.70)
Diluted	$1.08	$0.60	$(1.82)	$0.64	$1.69	$0.77	$1.12	$4.20	$(0.32)	$(0.33)	$(0.04)	$(0.70)

Weighted-average shares outstanding:
Basic	67,350	64,428	62,551	62,380	61,428	58,796	55,740	59,597	52,077	50,441	49,486	50,673
Diluted	69,137	65,778	62,551	65,305	64,136	61,465	58,700	62,636	52,077	50,441	49,486	50,673

Hollister comparable sales (1) (2)	5%	(1)%	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided

Abercrombie comparable sales (1) (3)	1%	3%	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided

Comparable sales (1)	3%	1%	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided	Not provided

Shares outstanding	66,227	62,786	62,399	61,935	59,692	57,037	52,985	52,985	50,442	49,471	49,000	49,000

Number of stores - end of period	861	857	735	731	733	735	729	729	728	734	751	751

Gross square feet - end of period	6,566	6,314	5,232	5,189	5,150	5,159	5,052	5,052	5,029	5,059	5,100	5,100

(1) Comparable sales are calculated on a constant currency basis and exclude revenue other than store and online sales. The Company did not provide comparable sales results for fiscal 2020, fiscal 2021 or fiscal 2022 due to temporary store closures as a result of COVID-19.

(2) Hollister includes the Company's Hollister, Gilly Hicks, and Social Tourist brands.
(3) Abercrombie includes the Company's Abercrombie & Fitch and abercrombie kids brands.
2